EXHIBIT 21.1

Subsidiaries of Biosite Incorporated

Subsidiary corporation	Place of incorporation
Biosite Diagnostics GmbH	Germany
Biosite SAS	France
Biosite Ltd.	United Kingdom
Biosite BVBA	Belgium